Exhibit 5.1

[Letterhead of Burns & Levinson LLP]

April 16, 2021

EyeGate Pharmaceuticals, Inc.

271 Waverley Oaks Road, Suite 108

Waltham, Massachusetts 02452

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for EyeGate Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on April 16, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), covering the offering for resale, on a delayed or continuous basis, of 2,387,421 shares (the “Common Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), 600,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the Company’s warrants (the “Warrants”) and 12,590 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of shares of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), by the selling stockholders named therein. 1,531,101 of the Common Shares and the Warrants were issued, and the Warrant Shares are issuable, pursuant to the Securities Purchase Agreement, dated as of January 5, 2021, by and between the Company and the purchaser identified therein (the “Purchase Agreement”), which has been filed as an exhibit to the Company's Current Report on Form 8-K filed on January 6, 2021. 856,320 of the Common Shares and the Preferred Shares were issued, and the Conversion Shares are issuable, pursuant to the Share Purchase Agreement, dated as of December 18, 2021, by and between the Company and the former shareholders of Panoptes Pharma Ges.m.b.H. (the “Panoptes Agreement”), which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 21, 2020.

In connection with this opinion, we have examined and relied upon the Registration Statement and the prospectus contained therein, the Company’s Restated Certificate of Incorporation, as amended, the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Certificate of Designation”), the Company’s Amended and Restated By-Laws, the Purchase Agreement, the Panoptes Agreement, the Warrants and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that the Warrant Shares issuable pursuant to the Warrants will continue to be validly authorized on the dates the Warrant Shares are issued pursuant to the Warrants, and that the Conversion Shares issuable upon the conversion of the Preferred Shares will continue to be validly authorized on the dates the Conversion Shares are issued pursuant to the terms of the Certificate of Designation.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that (i) the Common Shares are validly issued, fully paid and non-assessable, (ii) the Warrant Shares have been duly authorized and reserved for issuance, and, when issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, and (iii) the Conversion Shares have been duly authorized and reserved for issuance, and, when issued upon conversion of the Preferred Shares in accordance with the Certificate of Designation, will be validly issued, fully paid and non-assessable.

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EyeGate Pharmaceuticals, Inc.

April 16, 2021

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We express no opinion herein as to the effect or applicability of the laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware or the Delaware constitution). This opinion is limited to the laws referred to above as in effect on the date hereof. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ BURNS & LEVINSON LLP

BURNS & LEVINSON LLP

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